Exhibit 23.3




                        INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Franklin Federal Bancorp
A Federal Savings Bank:

We consent to the use of our report dated February 5, 1996, on the consolidated financial statements of Franklin Federal Bancorp, A Federal Savings Bank (a wholly-owned subsidiary of First Federal Financial Corporation) and consolidated subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 incorporated herein by reference. Our report on the consolidated financial statements refers to changes in the methods of accounting for income taxes, certain investments in debt and equity securities and impaired loans.


                                   KPMG Peat Marwick LLP


Austin, Texas
July 12, 1996